UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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NET 1 UEPS TECHNOLOGIES, INC.

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NET 1 UEPS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on November 25, 2009

To the Shareholders of Net 1 UEPS Technologies, Inc.:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Net 1 UEPS Technologies, Inc., a Florida corporation, will be held at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on November 25, 2009 at 16h00, local time, for the following purposes:

1. To elect seven directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2. To consider a proposal to amend and restate our 2004 Stock Incentive Plan.

3. To ratify the selection of Deloitte & Touche (South Africa) as the independent registered public accounting firm for the fiscal year ending June 30, 2010.

4. To transact such other business and act upon any other matter which may properly come before the annual meeting or any adjournment or postponement of the meeting.

Our Board of Directors has fixed the close of business on October 16, 2009 as the record date for determining shareholders entitled to notice of and to vote at the meeting. A list of the shareholders as of the record date will be available for inspection by shareholders at our principal executive offices, which is located at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa during business hours for a period of ten days prior to the meeting.

Your attention is directed to our annual report for the fiscal year ended June 30, 2009, which is enclosed with this proxy statement.

The Board of Directors,

Dr. Serge C. P. Belamant
Chairman and Chief Executive Officer

Johannesburg, South Africa
October 28, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 25, 2009. A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting and Proxy Statement, including proxy card and annual report, may be viewed and downloaded at http://materials.proxyvote.com/64107N

WE CORDIALLY INVITE ALL SHAREHOLDERS TO ATTEND IN PERSON. HOWEVER,
REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE
PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE
ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING YOU MAY REVOKE YOUR
PROXY CARD AND VOTE IN PERSON.

NET 1 UEPS TECHNOLOGIES, INC.
President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa

PROXY STATEMENT

General

This proxy statement is being furnished to shareholders of Net 1 UEPS Technologies, Inc., a Florida corporation, in connection with the solicitation by our Board of Directors, or the Board, of proxies for use at the Annual Meeting of Shareholders to be held at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on November 25, 2009 at 16h00, local time, and at any adjournment or postponement of the annual meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Solicitation

We will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to our shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We may reimburse these persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for performing these services. Except as described above, we do not presently intend to solicit proxies other than by mail.

This proxy statement and the accompanying solicitation materials are being sent to our shareholders on or about October 28, 2009.

Revocation of Proxies

You may revoke your proxy at any time prior to exercise of the proxy by (1) delivering a written notice of revocation or a duly executed proxy with a later date by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., P O Box 2424, Parklands 2121, Gauteng, South Africa, or (2) attending the meeting and voting in person. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions. However, if you are a shareholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership as of October 16, 2009 in order to vote personally at the annual meeting.

Record Date, Quorum and Voting Requirements

Each holder of shares of our common stock on the close of business on October 16, 2009, the record date, is entitled to notice of and vote at the annual meeting or any adjournment thereof. There were 45,378,397 shares of common stock outstanding on the record date. The presence at the annual meeting, in person or by a proxy, of a majority of the total number of outstanding shares of common stock, or 22,689,199 shares, is necessary to constitute a quorum. Each share of common stock is entitled to one vote on all matters to be acted upon at the annual meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take shareholder action, holders of record of common stock who are present at the annual meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the annual meeting, are considered shareholders who are present and entitled to vote and they count toward the quorum. In the event that there are not sufficient votes to approve any proposal at the annual meeting, the annual meeting may be adjourned in order to permit the further solicitation of proxies.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers, and as to which the brokers have notified us on a proxy form in accordance with industry practice or have otherwise advised us that they lack voting authority.

Under the rules that govern brokers who are voting with respect to shares held in a fiduciary capacity, brokers have the discretion to vote shares on routine matters, but not on non-routine matters. Routine matters include, among other things, the election of directors in an uncontested election and ratification of the appointment of an independent registered public accounting firm. Non-routine matters include amendments to stock plans. This means that if you hold your shares through a broker, bank or other nominee, and you do not provide voting instructions by the tenth day before the annual meeting, the broker, bank or other nominee has the discretion to vote your shares on all proposals described in this proxy statement except for the amendment and restatement of our 2004 Stock Incentive Plan.

All outstanding shares of common stock represented by valid and unrevoked proxies received in time for the annual meeting will be voted. Shares will be voted as instructed in the accompanying proxy on each matter submitted to shareholders. A shareholder may, with respect to the election of directors (1) vote for the election of the named director nominees, (2) withhold authority to vote for all such director nominees or (3) vote for the election of all such director nominees other than any nominee(s) with respect to whom the shareholder withholds authority to vote by writing such nominee’s name on the proxy in the space provided. A shareholder may, with respect to each other matter specified in the notice of meeting (1) vote “FOR” the matter, (2) vote “AGAINST” the matter or (3) “ABSTAIN” from voting on the matter. If no instructions are given on a properly completed and returned proxy, the shares will be voted FOR the election of the named director nominees, FOR approval of the amendment and restatement of our 2004 Stock Incentive Plan, and FOR the ratification of the selection of Deloitte & Touche (South Africa), or Deloitte, as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

Our seven director nominees will be elected by a plurality of votes. Withholding a vote as to any director nominee is the equivalent of abstaining. In an uncontested election such as this, abstentions have no effect, since approval by a specific percentage of the shares present or outstanding is not required. With respect to the proposal to amend and restate our 2004 Stock Incentive Plan, the affirmative vote of a majority of the shares of common stock present in person or by proxy at the meeting and voting is required to approve the proposal. Abstentions will have the same effect as a vote against the proposal. With respect to the ratification of the selection of Deloitte as our independent registered public accounting firm, the proposal will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal, and abstentions and broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.

The Board knows of no additional matters that will be presented for consideration at the annual meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The terms of office of each of our current directors will expire at the annual meeting or at such time as their successors shall be elected and qualified. The Board has determined to nominate for re-election each of our current directors (see “Information Regarding the Nominees” for information on all directors) for a one-year term expiring at the annual meeting of shareholders in 2010 or until their successors shall be duly elected and qualified.

The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board has no reason to believe that any nominee named herein will be unable or unwilling to serve.

The Board recommends that you vote FOR election of each of its director nominees.

Information Regarding the Nominees

The current members of our Board are as follows:

Dr. S. C. P. Belamant 56 years old Director since 1997 Chairman and Chief Executive Officer	Dr. Belamant has been our chief executive officer since October 2000 and the chairman of our Board since February 2003. From June 1997 until June 2004, Dr. Belamant served as chief executive officer and a director of Net 1 Applied Technology Holdings, or Aplitec, whose business was acquired by Net 1 in June 2004. From 1996 to 1997, Dr. Belamant served as a consultant in the development of Chip Off-Line Pre-Authorized Card, which is a Visa product. From October 1989 to September 1995, Dr. Belamant served as the managing director of Net 1 (Pty) Limited, a privately owned South African company specializing in the development of advanced technologies in the field of transaction processing and payment systems. Dr. Belamant also serves on the boards of a number of other companies that perform welfare distribution services and the provision of microfinance to customers. Dr. Belamant spent ten years working as a computer scientist for Control Data Corporation where he won a number of international awards. Later, he was responsible for the design, development, implementation and operation of the Saswitch ATM network in South Africa that rates today as the third largest ATM switching system in the world. Dr. Belamant has patented a number of inventions besides the FTS patent ranging from biometrics to gaming-related inventions. Dr. Belamant has more than 29 years of experience in the fields of operations research, security, biometrics, artificial intelligence and online and offline transaction processing systems. Dr. Belamant holds a PhD in Information Technology and Management.

Herman G. Kotzé 40 years old Director since 2004 Chief Financial Officer, Secretary and Treasurer	Mr. Kotzé has been our chief financial officer, secretary and treasurer since June 2004. From January 2000 until June 2004, he served on the board of Aplitec as group financial director. In mid-1997 until October 1998, Mr. Kotzé worked for the Industrial Development Corporation of South Africa Limited as a business analyst. Mr. Kotzé served his articles from 1994 to 1996 at KPMG in Pretoria, South Africa, and in 1997 he became the audit manager for several major corporations in the manufacturing, mining, retail and financial services industries. Mr. Kotzé joined Aplitec in November 1998 as a strategic financial analyst. Mr. Kotzé is a member of the South African Institute of Chartered Accountants.

Christopher S. Seabrooke 56 years old Director since 2005 Chief Executive Officer of Sabvest Limited	Mr. Seabrooke has been a member of our Board since January 2005. Mr. Seabrooke is chief executive officer and a director of Sabvest Limited, an investment holding company which is listed on the JSE Limited (“JSE”). Mr. Seabrooke also serves as a director of the following JSE-listed companies — Metrofile Holdings Limited, Setpoint Technology Holdings Limited (a Sabvest portfolio company), Massmart Holdings Limited, Datatec Limited and Primedia Holdings. Mr. Seabrooke is also a director of Brait, S.A. Mr. Seabrooke is a member of The Institute of Directors in South Africa. Formerly, he

was the chairman of the South African State Theater and the deputy chairman of each of the National Arts Council and the Board of Business and Arts South Africa. Mr. Seabrooke has degrees in Economics and Accounting from the University of Natal and an MBA from the University of Witwatersrand.

Antony C. Ball 50 years old Director since 2004 Chief Executive Officer of Brait Group	Mr. Ball has been a member of our Board since June 2004. Mr. Ball has held various senior leadership positions with the Brait Group since 1998 and has been the chief executive officer of Brait since October 1, 2006. Mr. Ball has led the raising and governance of a number of Brait’s private equity funds and is responsible for certain of its private equity investments. Prior to assuming his current position at Brait, Mr. Ball served as joint deputy chairman of Brait from 1998 to March 2000. Prior to joining Brait, Mr. Ball was the chief executive of Capital Partners, which was the predecessor company to Brait and which pioneered the private equity market in South Africa, from 1991 to 1998. Mr. Ball began his career with Deloitte & Touche Consulting (1986-1991), where he co-founded its Strategy Group.

Alasdair J. K. Pein 49 years old Director since 2005	Mr. Pein has been a member of our Board since February 2005. Between 1994 and March 2009, Mr. Pein served as the CEO of the Oppenheimer family’s private equity business (excluding Rest of Africa). During this period of time Mr. Pein served as a director of a number of private companies including companies in the Stockdale Street Group (formerly Southern Cross Capital Group), Central Holdings Limited and E Oppenheimer & Son International Limited. From 1995 to 2002 Mr. Pein served as President and CEO of Task (USA), Inc., a New York-based investment company. In addition, from 1998 to 2002, Mr. Pein was a director of Archangel Diamond Corporation Inc. and from 2001 to 2008, was a director of Arsenal Digital Solutions, a privately-held US company that provides on-demand data protection services. Prior to 1994, Mr. Pein worked in London for Bankers Trust International mergers and acquisitions team. Mr. Pein is a qualified South African chartered accountant and completed his articles with Deloitte in Johannesburg in 1987.

Paul Edwards 55 years old Director since 2005 Executive Chairman of Merryn Capital	Mr. Edwards has been a member of our Board since July 2005. Mr. Edwards is the executive chairman of Merryn Capital, a privately-owned financial services group. From 2002 to 2005, Mr. Edwards was executive chairman of Chartwell Capital Group. In January 2005, Mr. Edwards was appointed non-executive vice chairman of Starcomms Limited, a Nigerian telecommunications operator. Prior to that, Mr. Edwards was the chief executive officer of MTN Group, a pan-African mobile operator. Between 1999 and 2001, Mr. Edwards was the chief executive officer of the Johnnic Group in South Africa, of which the MTN Group was a subsidiary. Between 1995 and 1999, Mr. Edwards was the chief operating officer of MEASAT Broadcast Network, a Malaysian-based regional pay television operator. Between 1993 and 1995, Mr. Edwards was executive vice president of satellite television broadcaster Star TV, based out of Hong Kong. Between 1989 and 1993, Mr. Edwards was chief executive officer of Multichoice, Africa’s leading pay television operator. Mr. Edwards has a BSc and an MBA from the University of Cape Town.

Tom C. Tinsley 56 years old Director since 2008 Director of General Atlantic LLC	Mr. Tinsley has been a member of our Board since September 2008. He has been employed by General Atlantic LLC, or GA, since 1999 and currently serves as a managing director of GA. Mr. Tinsley has served on numerous boards of directors of both private and public companies in the United States. Prior to joining GA, he served as Chairman and Chief Executive of the management board of Baan Company NV, a leading provider of enterprise software solutions. Prior to joining Baan Company NV, he was a director at McKinsey & Company, where he was employed for 18 years. Mr. Tinsley serves on our Board as the nominated director pursuant to a contractual arrangement between us and investment entities affiliated with GA pursuant to which GA is entitled to designate one person to serve on our Board. Mr. Tinsley received an MBA from The Stanford Graduate School of Business in 1978.

PROPOSAL NO. 2: APPROVE THE AMENDMENT AND RESTATEMENT OF
OUR 2004 STOCK INCENTIVE PLAN

The 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. and Its Subsidiaries (the “Stock Incentive Plan”) was initially adopted solely for the purpose of granting awards in connection with the Aplitec acquisition. In 2006, our shareholders approved the first amendment and restatement of the Stock Incentive Plan, which authorized the issuance of an additional 2,845,600 shares for awards that were expected to be granted during a five-year period of annual grants beginning in 2006. As of October 28, 2009, only 570,506 shares, or approximately one-fifth of the 2006 share increase, remain available for the August 2010 annual grant cycle and beyond.

On September 22, 2009, our Board further amended and restated the Stock Incentive Plan, subject to shareholder approval, to (among other things) increase the number of shares available for issuance and extend the term of the plan by five years. Our Board recommends that shareholders approve the amended and restated Stock Incentive Plan to allow us to continue granting stock options and other stock-based awards. As discussed below under “— Compensation Discussion and Analysis”, equity awards granted under the Stock Incentive Plan are a principal element of our executive officers’ compensation package. These awards emphasize long-term company performance, as measured by creation of shareholder value, and foster a commonality of interest between shareholders and employees. We believe that the Stock Incentive Plan is critical in enabling us to attract and retain key employees and to create effective incentives for those employees to contribute to our growth and financial success.

In addition, the amended and restated Stock Incentive Plan reflects our continuing commitment to preserving shareholder value and promoting corporate responsibility, as evidenced by the following design features:

•	No evergreen provisions are included in the amended and restated Stock Incentive Plan. This means that the maximum number of shares issuable under the plan is fixed and cannot be increased without shareholder approval, the plan expires by its terms upon a specified date, and no new stock options are awarded automatically upon exercise of an outstanding stock option.

•	Shareholder approval is required for the repricing of awards or the implementation of any award exchange program.

•	There are limits on the number of awards that any one participant may receive in a given year.

•	The maximum number of shares that may be granted during a calendar year to any one participant with respect to stock options, stock appreciation rights, and other stock-based awards (other than performance-based awards that are not options) is 569,120 shares.

•	For performance-based awards that are not options, a participant is limited during a calendar year to receiving awards having an aggregate value of up to $20,000,000 as of the grant date.

•	The 569,120-share limit on most awards represents 20% of the original share reserve under the Stock Incentive Plan at its inception. Although the Board is proposing to increase the share reserve under the amended and restated Stock Incentive Plan, we have decided to maintain the original 569,120-share award limit.

•	Performance-based awards exempt from the $1,000,000 cap on deductible compensation imposed by Section 162(m) of the Internal Revenue Code of 1986, or the Code, may be granted under the Stock Incentive Plan. The performance criteria permitted to be used for such awards are designed to provide the Remuneration Committee maximum flexibility to tailor incentives targeted toward performance that it believes best achieves our corporate objectives and financial success.

If the amended and restated Stock Incentive Plan is approved, 2,800,000 new shares of common stock will be available for issuance (in addition to the shares currently available for future awards or subject to outstanding awards), and the plan would be scheduled to remain in effect until June 7, 2019. Other material differences included in the amended and restated Stock Incentive Plan are described throughout the summary below, which is qualified in its entirety by reference to the full text of the plan set forth in Exhibit A to this proxy statement. If the amended and restated Stock Incentive Plan is not approved, the plan will continue in effect until June 7, 2014, unless the share reserve is exhausted before then.

Number of Shares

At its inception, the Stock Incentive Plan provided for the issuance of 2,906,980 shares of our common stock, as adjusted to reflect the reverse stock split effectuated on June 13, 2005. In 2006, the number of shares issuable under the Stock Incentive Plan was increased by 2,845,600 shares to an aggregate of 5,752,580 shares. As of October 28, 2009, only 570,506 shares remain available for grant under the Stock Incentive Plan, although shares underlying outstanding awards that are subsequently forfeited or expire without exercise will again be available for future grants.

If the amended and restated Stock Incentive Plan is approved, the number of shares issuable under the Stock Incentive Plan will be increased by 2,800,000 shares to an aggregate of 8,552,580 shares. The increase in the number of shares under the amended and restated Stock Incentive Plan represents approximately six percent of the aggregate number of outstanding shares of our common stock as of October 28, 2009. We anticipate that this increase in available shares will enable us to continue our equity compensation program at its current rate of aggregate annual awards for approximately five additional years.

Shares covered by awards that expire, terminate or lapse without payment will again be available for the grant of awards under the Stock Incentive Plan, as well as shares that are delivered to us by the holder to pay withholding taxes or as payment for the exercise price of an award, if permitted by the committee that administers the plan. The number of shares underlying any substitute awards granted are counted against the aggregate number of shares available for awards under the Stock Incentive Plan. The maximum number of shares for which stock options, stock appreciation rights, and other stock-based awards (other than performance-based awards that are not options) may be granted during a calendar year to any participant is 569,120 shares. For performance-based awards that are not options, a participant is limited during a calendar year to receiving awards having an aggregate value of up to $20,000,000 as of the grant date. The shares deliverable in connection with awards granted under the Stock Incentive Plan may consist, in whole or in part, of authorized but unissued shares or treasury shares.

To account for stock splits, stock dividends, reorganizations, recapitalizations, mergers, consolidations, spin-offs and other corporate events, the amended and restated Stock Incentive Plan requires the committee that administers the plan to equitably adjust the number and kind of shares of common stock issued or reserved pursuant to the plan or outstanding awards, the maximum number of shares issuable pursuant to awards, the exercise price for awards, and other affected terms of awards to reflect such event. Such adjustments to outstanding awards are discretionary, rather than mandatory, under the existing terms of the Stock Incentive Plan. Discretionary adjustments made to outstanding awards to reflect events such as stock splits could result in our having to record significant additional compensation expenses at that time. This change in the amended and restated Stock Incentive Plan to mandatory adjustments is equitable and should enable us to avoid having to record additional compensation expenses for adjustments to outstanding awards to reflect stock splits and the like.

In the event of certain corporate events, including stock sales, mergers, and sales of substantial assets, the committee may, but is not obligated to, cancel outstanding awards for full value, waive vesting requirements, provide for the issuance of substitute awards, and/or provide that, for a period of time before such corporate event, stock options will be exercisable for all shares subject to the option and that upon the occurrence of the corporate event the options will terminate. In this regard, the amended and restated Stock Incentive Plan clarifies that the committee’s discretion is limited by the anti-acceleration provisions of Section 409A of the Code.

Administration

The Board or a designated subcommittee of the Board administers the Stock Incentive Plan. A designated subcommittee must, unless the Board determines otherwise, consist solely of (i) at least two individuals who qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, during any period that the Company are subject to Section 16 of the Exchange Act; and (ii) “outside directors” within the meaning of Section 162(m) of the Code, during any period that the Company is subject to Section 162(m) of the Code. The Board has designated the Remuneration Committee as the subcommittee responsible for administering the Stock Incentive Plan (the “Committee”).

The Committee determines who receives awards under the Stock Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the plan. Awards may, in the discretion of the Committee, be made in assumption of, or in substitution for, outstanding awards previously granted by us or our affiliates or a company acquired by us or with which we combine. However, the amended and restated Stock Incentive Plan clarifies that, consistent with applicable Nasdaq marketplace rules, no repricing of outstanding awards may be undertaken without obtaining prior shareholder approval.

The Committee is authorized to interpret the Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The Committee also may correct any defect, supply any omission or reconcile any inconsistency in the Stock Incentive Plan in the manner and to the extent that the Committee deems it necessary or desirable.

The Stock Incentive Plan authorizes the Committee to require payment of any amount determined to be necessary to withhold for federal, state, local or other taxes resulting from the exercise, grant or vesting of an award. The amended and restated Stock Incentive Plan clarifies, however, that any payment of withholding taxes by delivery of shares or having shares withheld by the Company may not exceed the amount necessary to satisfy the statutory minimum withholding amount due.

Eligibility

The Stock Incentive Plan permits grants of awards to our employees, directors and consultants. Any eligible person may be granted nonqualified stock options, but only employees may be granted incentive stock options. As of October 28, 2009, we had approximately 2,000 employees, including three executive officers and five non-executive directors, who were eligible under the Stock Incentive Plan.

Types of Awards

Incentive stock options, nonqualified stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, performance-based awards and other awards based on our common stock may be granted under the Stock Incentive Plan.

Stock Options

The Stock Incentive Plan permits the Committee to grant employees incentive stock options, which qualify for special tax treatment in the United States, and permits the Committee to grant employees, directors and consultants nonqualified stock options. The Committee establishes the duration of each stock option at the time it is granted. The maximum duration of an incentive stock option is ten years after the date of grant.

The Committee establishes the exercise price of each stock option at the time it is granted. The exercise price of a stock option may not be less than the fair market value, as defined in the Stock Incentive Plan, of our common stock on the date of grant. As of October 16, 2009, the fair market value of our common stock as reported on the Nasdaq Global Select Market was $20.67 per share. The Committee may establish vesting and performance requirements that must be met before the exercise of stock options. Unless otherwise determined by the Committee, stock options vest ratably (20%), on an annual basis, over a period of five years, commencing with the first anniversary of the grant date and subject to the holder’s continued service with us.

The exercise price of stock options may be paid in cash or cash equivalents by the holder. The Committee may permit an option holder to pay the exercise price, or to satisfy withholding tax liabilities that arise upon exercise, by tendering shares of our common stock owned by the holder or by having us withhold some of the shares deliverable upon exercise of the option, with a fair market value equal to the exercise price and statutory minimum tax withholding liabilities. The Committee may also permit a stock option holder to exercise the option by tendering a promissory note, in such form as the Committee may specify, that bears a market rate of interest and is fully recourse.

If there is a public market for our common stock, the committee may permit a stock option holder to exercise all or part of the option holder’s vested options through a cashless exercise procedure. Under a cashless exercise procedure, the option holder delivers irrevocable instructions to a broker to sell the shares obtained upon exercise of the option and deliver promptly to the Company proceeds of the sale equal to the exercise price of the option and related tax withholding obligation.

Stock Appreciation Rights

The Committee also may grant stock appreciation rights, either alone or in tandem with stock options. Stock appreciation rights entitle their holder upon exercise to receive an amount in any combination of cash or shares of our common stock (as determined by the Committee) equal in value to the excess of the fair market value of the shares covered by the rights over the grant price. The Committee may also grant limited stock appreciation rights that are exercisable upon the occurrence of specified contingent events. Such awards may provide for a different method of determining appreciation, specify that payment must be made only in cash, or provide that any related awards are not exercisable while such limited stock appreciation rights are exercisable. No stock appreciation right may have a term longer than ten years’ duration under the amended and restated Stock Incentive Plan. In contrast, the existing terms of the Stock Incentive Plan do not include a term limit on stock appreciation rights.

Other Stock-Based Awards

The Stock Incentive Plan also permits the Committee to grant awards that are valued by reference to, or otherwise based on the fair market value of, our common stock. The Committee determines the form of award and the conditions to which awards are subject, including the satisfaction of performance goals, the completion of periods of service, or the occurrence of events. Stock-based awards may be granted alone or in conjunction with any other award granted under the Stock Incentive Plan. Unless otherwise determined by the Committee, stock-based awards vest as to 20% of the shares on each of the grant date and the first four anniversaries of the grant date subject to the recipient’s continued service with us.

Performance-Based Awards

In general, Section 162(m) of the Code prevents the deductibility for US income tax purposes of compensation in excess of one million dollars paid in any taxable year to an individual who, on the last day of that year, is the company’s chief executive officer or is among its three other most highly compensated executive officers (other than the chief financial officer, to whom Section 162(m) does not apply), except that a deduction may be taken for compensation that qualifies as performance-based compensation under Section 162(m) of the Code.

Stock options granted at fair market value ordinarily satisfy the performance-based requirements of Section 162(m) of the Code, if shareholder disclosure and approval requirements are met. If restricted stock or other performance-based awards are intended to satisfy the Code Section 162(m) deductibility requirements, payments under such awards must be conditioned on attainment of pre-established objective performance measures that have been established and certified by a committee of outside directors and approved by shareholders. The performance criteria under the Stock Incentive Plan on which applicable performance measures may be based include:

•	consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization),

•	net income,

•	operating income,

•	earnings per share,

•	fundamental earnings per share (as determined by the Remuneration Committee),

•	book value per share,

•	return on shareholder’s equity,

•	expense management,

•	return on investment,

•	improvements in capital structure,

•	profitability of an identifiable business unit or product,

•	maintenance or improvement of profit margins,

•	stock price,

•	market share,

•	revenues or sales,

•	costs,

•	cash flow,

•	working capital, and

•	return on assets.

Performance criteria for performance-based awards under the Stock Incentive Plan may relate to any combination of the total corporation, a subsidiary, and/or any business unit. Performance targets may be set at a specific level or may be expressed relative to measures at comparison companies or a defined index.

Under the amended and restated Stock Incentive Plan, the maximum amount of a performance-based award that may be granted during a calendar year to any participant is: (i) with respect to performance-based awards that are stock options, options covering 569,120 shares, and (ii) with respect to performance-based awards that are not options, awards having an aggregate value as of the grant date of $20,000,000. A performance-based award is paid, if at all, at such time as determined by the Committee in its discretion, subject to Section 162(m) of the Code and, as clarified under the amended and restated Stock Incentive Plan, Section 409A of the Code.

Transferability

Unless otherwise determined by the Committee, awards may not be transferred or assigned by the holder other than by will or the laws of descent and distribution.

Awards Granted to Certain Persons

The aggregate number of shares of common stock subject to options and other stock-based awards granted to certain persons under the Stock Incentive Plan since its inception are as follows: Dr. Serge C.P. Belamant, Chief Executive Officer, Chairman of the Board and Director, 826,668 shares (comprising 453,334 options and 373,334 other stock-based awards in the form of restricted stock); Herman G. Kotze, Chief Financial Officer, Treasurer,

Secretary and Director, 701,668 shares (comprising 328,334 options and 373,334 other stock-based awards in the form of restricted stock); and Nitin Soma, Senior Vice President — Information Technology, 503,334 shares (comprising 223,334 options and 280,000 other stock-based awards in the form of restricted stock); all current executive officers as a group, an aggregate of 2,031,670 shares; all current directors who are not executive officers, as a group, an aggregate of 183,522 shares; and all employees, including current officers who are not executive officers, as a group, an aggregate of 2,966,882 shares. In addition, the following persons, who constitute all of our director nominees who are not also executive officers as named above, have received the number of options and other stock-based awards since inception of the Stock Incentive Plan as follows:

	Stock	Restricted
Name	Options	Stock	Total

Antony Ball	41,667	1,365	43,032
Paul Edwards	41,667	4,691	46,358
Alasdair Pein	41,667	2,729	44,396
Christopher Seabrooke	41,667	6,704	48,371
Tom Tinsley	—	1,365	1,365

			183,522

Amendment

The Board may amend the Stock Incentive Plan at any time, provided that no amendment may be made without the consent of an affected award holder that diminishes the rights of the holder, except that the Board may amend the plan in any manner it deems necessary for awards to meet the requirements of the Code or other applicable laws.

No amendment to the Stock Incentive Plan may be made without the approval of shareholders if the amendment would increase the total number of shares reserved for issuance under the plan or change the maximum number of shares for which awards may be granted to participants, except for such changes in accordance with the plan’s adjustment provisions described above.

Plan Term

Under the amended and restated Stock Incentive Plan, no award may be granted after June 7, 2019, but awards granted before that date may extend beyond that date. Under the terms of the existing Stock Incentive Plan, no awards may be granted after June 7, 2014.

United States Federal Income Tax Consequences

The following discussion of the US federal income tax consequences relating to the Stock Incentive Plan is based on present US federal tax laws and regulations and does not purport to be a complete description of the US federal tax laws. Participants may also be subject to certain state and local taxes and non-United States taxes, which are not described below.

When a nonqualified stock option is granted, there are generally no United States income tax consequences for the option holder or the company at that time. When a nonqualified stock option is exercised, the option holder generally recognizes compensation equal to the excess, if any, of the fair market value of the underlying shares on the exercise date over the exercise price. The company or its subsidiary that employs the stock option holder may be entitled to a deduction equal to the compensation recognized by the stock option holder.

When an incentive stock option, within the meaning of Section 422 of the Code, is granted, there are no United States income tax consequences for the option holder or the company at that time. Generally, when an incentive stock option is exercised, the option holder does not recognize income and the company does not receive a deduction. The incentive stock option holder, however, must treat the excess, if any, of the fair market value of the shares on the exercise date over the exercise price as an item of adjustment for purposes of the alternative minimum tax.

If an incentive stock option holder disposes of the shares after holding them for at least two years after the incentive stock option was granted and one year after the option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain to the option holder. The company or its subsidiary is not entitled to a deduction.

If the stock option holder makes a “disqualifying disposition” of the shares by disposing of the shares before satisfying the holding periods described above, the option holder generally recognizes compensation income equal to the excess, if any, of (1) the fair market value of the shares on the exercise date, or, if less, the amount received on the disposition, over (2) the exercise price. The company or its subsidiary may be entitled to a deduction equal to the compensation recognized by the stock option holder.

When a stock appreciation right is granted, there are no US federal income tax consequences for the participant or the company at that time. When a stock appreciation right is exercised, the participant generally recognizes compensation equal to the cash and/or the fair market value of the shares received on exercise. The company or its subsidiary may be entitled to a deduction equal to the compensation recognized by the participant.

In general, other types of awards that may be issued under the Stock Incentive Plan are taxable to the holder upon receipt, except that awards of restricted stock are taxable to the holder on the date the shares vest or become transferable, or on the date of receipt if the holder makes an election under Section 83(b) of the Code. The company or its subsidiary may be entitled to a deduction equal to the compensation recognized by the participant receiving other stock-based awards, including restricted stock awards.

The Board recommends a vote FOR approval of the amendment and restatement of the Stock Incentive Plan.

PROPOSAL NO. 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has proposed that Deloitte be selected to serve as independent registered public accounting firm for the fiscal year ending June 30, 2010. A representative of Deloitte is expected to be present at the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders. Deloitte currently serves as our independent registered public accounting firm.

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

The Board recommends a vote FOR ratification of Deloitte.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

MEETINGS OF THE BOARD AND DIRECTOR INDEPENDENCE

Our Board typically holds a regular meeting once every quarter and holds special meetings when necessary. During the fiscal year ended June 30, 2009, our Board held a total of six meetings. All of the directors who served during our 2009 fiscal year attended or participated in more than 75% of the aggregate number of meetings of the Board and meetings of those committees of the Board on which such director served during the year. We encourage each member of the Board to attend the annual meeting of shareholders, but have not adopted a formal policy with respect to such attendance. Three of our directors who served during fiscal 2009 attended last year’s annual meeting. The non-management directors meet regularly without any management directors or employees present. These meetings are held on the day of or day preceding other Board or committee meetings.

The Board annually examines the relationships between the Company and each of its directors. After this examination, the Board has concluded that Messrs. Seabrooke, Pein, Edwards and Ball are “independent” as defined under Nasdaq Rule 5605(a)(2) and under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, or the Exchange Act, as that term relates to membership on the Board and the various Board committees. Mr. Tinsley is an “independent” director as defined under Nasdaq rules but is not eligible to serve on our Audit Committee, under Rule 10A-3(b)(1) due to the number of shares owned by GA and its affiliated investment entities. Mr. Ball was not eligible to serve on our Audit Committee during fiscal 2009 but became so eligible in August 2009 after we repurchased Brait’s shares.

COMMITTEES OF THE BOARD

The Board has established an Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. The members of our Board Committees are presented in the table below:

Nominating and
Corporate
	Audit		Remuneration		Governance
Director	Committee		Committee		Committee

Antony C. Ball			X		X
Dr. Serge C.P. Belamant(#)
Paul Edwards	X		X		X
Herman G. Kotzé(#)
Alasdair J.K. Pein	X		X	*	X
Christopher S. Seabrooke	X	*	X		X	*
Tom C. Tinsley			X		X

#	Executive

*	Chairperson

Audit Committee

The Audit Committee consists of Messrs. Seabrooke, Pein and Edwards, with Mr. Seabrooke acting as the chairperson. The Board has determined that Mr. Seabrooke is an “audit committee financial expert” as that term is defined in applicable Securities and Exchange Commission, or SEC, rules, and that all three members meet Nasdaq’s financial literacy criteria. The Audit Committee held eight meetings during the 2009 fiscal year. See “Audit Committee Report” on page 31.

The Audit Committee was established by the Board for the primary purpose of overseeing or assisting the Board in overseeing the following:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our registered public accounting firm;

•	the performance of our independent auditors and of the internal audit function;

•	the accounting and financial reporting processes and the audits of our financial statements; and

•	our systems of disclosure controls and procedures, internal controls over financial reporting, and compliance with ethical standards adopted by us.

A copy of our Audit Committee charter is available without charge on our website, www.net1.com under the “Investor Relations — Governance” section.

Remuneration Committee

The Remuneration Committee comprises Messrs. Pein, Seabrooke, Edwards, Tinsley and Ball, with Mr. Pein acting as the chairperson. The Remuneration Committee held five meetings during the 2009 fiscal year. The Remuneration Committee has the following principal responsibilities, authority and duties:

•	review and approve performance goals and objectives relevant to the compensation of all our executive officers, evaluate the performance of each executive officer in light of those goals and objectives, and set each executive officer’s compensation, including incentive-based and equity-based compensation, based on such evaluation;

•	make recommendations to the Board with respect to incentive and equity-based compensation plans;

•	review and make recommendations to the Board regarding compensation-related matters outside the ordinary course, including but not limited to employment contracts, change-in-control provisions and severance arrangements;

•	administer our stock option, stock incentive, and other stock compensation plans, including the function of making and approving all grants of options and other awards to all executive officers and directors, and all other eligible individuals, under such plans;

•	review annually and make recommendations to the Board regarding director compensation;

•	assist management in developing and, when appropriate, recommend to the Board, the design of compensation policies and plans;

•	review and discuss with management the disclosures in our “Compensation Discussion and Analysis” and any other disclosures regarding executive compensation to be included in our public filings or shareholder reports; and

•	recommend to the Board whether the Compensation Discussion and Analysis should be included in our proxy statement, Form 10-K, or information statement, as applicable, and prepare the related report required by the rules of the SEC.

A copy of our Remuneration Committee charter is available without charge on our website, www.net1.com under the “Investor Relations — Governance” section.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee comprises Messrs. Seabrooke, Ball, Pein, Edwards and Tinsley, with Mr. Seabrooke acting as the chairperson. The Nominating and Corporate Governance Committee held four meetings during the 2009 fiscal year. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	monitor the composition, size and independence of the Board;

•	establish criteria for Board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on each committee of the Board;

•	monitor our procedures for the receipt and consideration of director nominations by shareholders and other persons and for the receipt of shareholder communications directed to our Board;

•	make recommendations regarding proposals submitted by our shareholders;

•	establish and monitor procedures by which the Board will conduct, at least annually, evaluations of its performance;

•	review our Corporate Governance Guidelines annually and recommend changes, as appropriate, for review and approval by the Board; and

•	make recommendations to the Board regarding management succession planning and corporate governance best practices.

A copy of our Nominating and Corporate Governance Committee charter is available without charge on our website, www.net1.com under the “Investor Relations — Governance” section.

REMUNERATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Remuneration Committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board or remuneration committee of any entity that has one or more of its executive officers serving on our Board or our Remuneration Committee.

During fiscal 2009, Messr. Ball served on our Board as a designee of SAPEF, an affiliate of Brait, in accordance with the 2004 agreement pursuant to which SAPEF purchased shares of the Company. As a result of our repurchase of Brait’s shares in August 2009, Messrs. Ball no longer serves as a designee of Brait.

Pursuant to the stock purchase agreement, dated July 18, 2005, among the investment entities affiliated with GA, us and certain other parties, GA is entitled to designate one nominee to our Board. Mr. Tinsley serves as the GA designee. In addition, pursuant to the stock purchase agreement, we granted rights, under certain circumstances and subject to certain limitations, with respect to the registration of our shares held by investment entities affiliated with GA.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

The Nominating and Corporate Governance Committee reviews with the Board the skills and characteristics required of Board members. The committee will consider a candidate’s independence, as well as the perceived needs of the Board and the candidate’s background, skills, business experience and expected contributions. At a minimum, members of the Board must possess the highest professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The committee may also take into account the benefits of diverse viewpoints, as well as the benefits of constructive working relationships among directors.

The Nominating and Corporate Governance Committee also reviews and determines whether existing members of the Board should stand for re-election, taking into consideration matters relating to the number of terms served by individual directors, the ability of an individual director to devote the appropriate level of time and attention to Board duties in light of other positions he holds (including other directorships) and the changing needs of the Board. We do not have a limit on the number of terms an individual may serve as a director on our Board.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee regularly assesses the appropriate composition, size and independence of the Board, and whether any vacancies are expected due to change in employment or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The committee will consider shareholder recommendations for candidates for the Board that are properly submitted in accordance with Section 4.16 of our by-laws in the same manner it considers nominees from other sources. In evaluating such recommendations, the committee will use the qualifications standards described above and will seek to achieve a balance of knowledge, experience and capability on the Board.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Any shareholder who wishes to communicate directly with the Board may do so via mail or facsimile, addressed as follows:

Net 1 UEPS Technologies, Inc.
Board of Directors
P O Box 2424
Parklands, 2121, Gauteng, South Africa
Fax: 27 11 880 7080

The corporate secretary shall transmit any communication to the Board, or individual director(s), as applicable, as soon as practicable upon receipt. Absent safety or security concerns, the corporate secretary shall relay all communications, without any other screening for content.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted a set of corporate governance guidelines. We will continue to monitor our corporate governance guidelines and adopt changes as necessary to comply with rules adopted by the SEC and Nasdaq, and to conform to best industry practice. This will include comparing our existing policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and the practices of other public companies. A copy of our corporate governance guidelines is available on our website at www.net1.com under the “Investor Relations — Governance” section.

CODE OF ETHICS

The Board has adopted a written code of ethics, as defined in the regulations of the SEC. We require all directors, officers, employees, contractors, consultants and temporary staff, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer or controller and other senior personnel performing similar functions, to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. Our code of ethics requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. A copy of our code of ethics is available upon request made either by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., P O Box 2424, Parklands 2121, Gauteng, South Africa or by telephone to our Investor Relations Department at + 1 604 484-8750. A copy of our code of ethics is also available free of charge on our website at www.net1.com under the “Investor Relations — Governance” section.

COMPENSATION OF DIRECTORS

Directors who are also executive officers do not receive separate compensation for their services as directors. During fiscal 2009, certain directors who are not executive officers received compensation as described below.

	Fees Earned or Paid
Name	in Cash	Stock Awards		Total

Christopher Seabrooke	$100,000	$50,000	(1)	$150,000
Alasdair Pein	$20,000	—		$20,000
Paul Edwards	$65,000	$35,000	(2)	$100,000

(1)	Represents 2,044 shares of restricted stock granted on August 27, 2008, one-third of which vested on August 27, 2009. One-half of the remaining shares vest on each of August 27, 2010 and 2011, respectively. Vesting of such shares is conditioned upon Mr. Seabrooke’s continuous service as a member of our Board through the applicable vesting date. The value reflected is based on the closing price of our common stock on the date of grant.

(2)	Represents 1,430 shares of restricted stock granted on August 27, 2008, one-third of which vested on August 27, 2009. One-half of the remaining shares vest on each of August 27, 2010 and 2011, respectively. Vesting of such shares is conditioned upon Mr. Edwards’ continuous service as a member of our Board through the applicable vesting date. The value reflected is based on the closing price of our common stock on the date of grant.

During August 2008, our Board approved cash compensation for Messrs. Seabrooke and Edwards of $100,000 and $65,000, respectively, for their services in respect of fiscal 2009. In addition, during May 2009, our Board approved annual cash compensation for Mr. Pein of $80,000, of which $20,000 was paid in fiscal 2009. The Board made these determinations based on analysis of the annual compensation of non-executive directors of US and UK-listed transaction processor companies with a range of market equity capitalizations above, below and comparable to ours. The peer group comprised: Fiserv Inc., Heartland Payment Systems, Inc., Global Payments Inc., Wright Express Corporation, Euronet Worldwide, Inc., Verifone Holdings, Inc. and Dimension Data Holdings Plc. This peer group is similar to the peer group used to determine our executive officers’ compensation. During fiscal 2009, we also reimbursed Mr. Pein’s former employer for travel and accommodation expenses of approximately $95,000 related to Mr. Pein’s attendance at Board meetings.

During fiscal 2009, Mr. Ball served on our Board as SAPEF’s designee. We did not pay Mr. Ball any compensation for his service as a director during fiscal 2009.

During fiscal 2009, Mr. Tinsley served as a director pursuant to an agreement between us and investment entities affiliated with GA. We did not pay Mr. Tinsley any compensation for his services as a director. Under this agreement, we are required to reimburse the travel and accommodation expenses incurred in connection with his attendance at our Board and committee meetings. Mr. Tinsley did not claim any reimbursements in the fiscal 2009 year.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance as of June 30, 2009:

Number of
Securities
	Number of		Remaining
	Securities to be	Weighted	Available for
	Issued upon	Average	Future Issuance
	Exercise of	Exercise Price	Under Equity
	Outstanding	of Outstanding	Compensation
	Options,	Options,	Plans (Excluding
	Warrants and	Warrants and	Securities Reflected
	Rights	Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders Amended and Restated 2004 Stock Incentive Plan	1,758,918	$18.76	580,604
Equity compensation plans not approved by security holders Stock options granted to employees of Prism Holdings Limited (“Prism”)(1)	230,046	$22.51	—

Total	1,988,964		580,604

(1)	In connection with the acquisition of Prism in July 2006, we granted Prism employees options to purchase shares of common stock at an exercise price of $22.51 per share, which was the average of the high and low sale prices of the common stock on the date of grant. These options become exercisable in five equal annual installments and expire on August 24, 2016.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The goal of our executive compensation program is the same as our goal for operating the company — to create long-term value for our shareholders. To achieve this goal, we seek to reward our named executive officers for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with us for long and rewarding careers. This section of the proxy statement explains how our compensation program is designed and operates in practice with respect to the three individuals who comprised our named executive officers at the end of our 2009 fiscal year — our Chief Executive Officer, our Chief Financial Officer and our Senior Vice President — Information Technology. Our named executive officers have the broadest job responsibilities and are the only individuals who have policy-making authority.

Each element of our executive compensation program is designed to fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, bonus and both equity and non-equity incentive compensation. In determining the type and amount of compensation for each executive officer, we focus on both current pay and the opportunity for future compensation and seek to combine compensation elements so as to optimize his or her contribution to us. We consider the mix of our compensation components from year to year based on our overall performance, an executive’s individual contributions, and compensation practices of other US- and UK-based public companies including companies in our “peer group” described below. We do not have an exact formula for allocating between cash and non-cash compensation. We do, nonetheless, provide for a balanced mix of compensation components that are designed to encourage and reward behavior that promotes shareholder value in both the short and long term.

Compensation Objectives

Performance.  Each of our named executive officers has had a long and distinguished career with us. In particular, our Chief Executive Officer founded the Company and developed the technology on which our products are based. We reward excellent performance by our named executive officers and motivate them to continue to produce superior, long-term results through a combination of cash bonuses, incentive payments that depend on achievement of pre-defined levels of financial and operating goals and equity awards in the form of stock options or restricted stock that derive their value from increases in our share price and/or satisfaction of other financial performance goals. Base salary, bonus and non-equity incentive compensation are designed to reward annual achievements and be commensurate with each executive officer’s scope of responsibility, demonstrated ingenuity, dedication and leadership and management effectiveness. Equity incentive compensation focuses on achievement of longer term results.

Alignment.  We seek to align the interests of our named executive officers with our shareholders by evaluating them on the basis of financial and non-financial measurements that we believe correlate to long-term shareholder value. Financial measures include growth in revenues, EBITDA and adjusted earnings per share (on both a South African rand, or ZAR and US dollar basis), while non-financial measures include international expansion of our business and the achievement of strategic and operational goals. The elements of our compensation package that we believe align these interests most closely are stock option awards which increase in value as our stock price increases and restricted stock awards which vest over time and upon the satisfaction of our performance goals.

Retention.  Our executive officers and the Remuneration Committee recognize that the talent pool in South Africa is more limited than in other more developed countries. Even more significantly, the long tenure of our named executive officers has made them especially knowledgeable about our business and industry and thus particularly valuable to the Company. We wish to avoid losing these long-tenured officers and their invaluable knowledge, particularly given how important they are to the future performance of the Company. Therefore, retention is a key objective of our executive compensation program. We attempt to retain our key employees, including our named executive officers, by seeking to provide a competitive pay package and using continued

service as a condition to receipt of full compensation. The extended vesting terms of stock options and restricted stock awards have the effect of tying this element of compensation to continued service with us.

Implementing our Objectives

Process for Determining Compensation.  A substantial amount of the Remuneration Committee’s responsibilities and efforts relate to the determination of compensation for our named executive officers. The Remuneration Committee obtains compensation data compiled from executive compensation surveys which include data gathered from annual reports and proxy statements of companies that it selects as a “peer group” for executive compensation analysis purposes. The Remuneration Committee’s goal is that the total cash compensation for our named executive officers be at the 75th percentile and the overall equity compensation for named executive officers should be within the range of the 50th to 75th percentiles when our financial performance equals the average of our peer group companies. Because of the high proportion of cash compensation that is at risk, the Remuneration Committee reserves the right to adjust total cash compensation to be higher or lower, when our financial performance exceeds that of our peer group companies or is lower than that of our peer group companies, as the case may be. Our peer group consists of payment processing companies generally considered comparable to us as well other companies within the information technology sector and those engaged in emerging markets. The Remuneration Committee’s intent generally is to choose peer group members that have one or more attributes significantly similar to us, such as that of being a payment systems provider. Our peer group, which includes both US and UK listed companies, consists of the following companies: Fiserv Inc., Global Payments Inc., Wright Express Corporation, Euronet Worldwide, Inc., Heartland Payment Systems, Inc., Verifone Holdings, Inc. and Dimension Data Holdings Plc.

The Remuneration Committee’s process for determining compensation includes an analysis, for each executive officer, of all elements of compensation. The Remuneration Committee compares these compensation components separately and in total to compensation at the peer group companies. The Remuneration Committee sets the compensation of our Chief Financial Officer based on the total compensation package of our Chief Executive Officer. Since the role played by our Chief Financial Officer is significantly broader than that of a typical Chief Financial Officer, the Remuneration Committee’s goal is to set this package at approximately 45% - 65% of our Chief Executive Officer’s total compensation package. Our other executive officer’s compensation is then set at approximately 40% - 50% of the compensation of our Chief Financial Officer. Because the Remuneration Committee considers international comparables in its compensation analysis for both our Chief Executive Officer and Chief Financial Officer, their total compensation packages are denominated in US dollars. Because our other executive officer’s compensation packages is derived from the amount of compensation we pay to our Chief Financial Officer, his compensation package is also denominated in US dollars. Our executive officers may elect to be paid in a currency other than USD, in which case the USD amount is converted into ZAR at the exchange rate in effect at the time of payment. In the first quarter of each year, the Remuneration Committee establishes base salaries and sets the short-term cash incentive plan remuneration targets and payment criteria. Following the end of each fiscal year, the Remuneration Committee determines the annual incentive cash payments and bonuses, if any, to be made to each executive officer based on their and our performance during the fiscal year.

Before the Remuneration Committee makes decisions on compensation for the year, it discusses with our Chief Executive Officer each executive officer’s performance during the year, his or her accomplishments and specific areas of progress. Our Chief Executive Officer bases his evaluation on his knowledge of each executive officer’s performance (with due regard to the operational environment) and targets that have been set for a particular performance period. The executive officers are then evaluated based on their individual performance during the fiscal year. The Chief Executive Officer makes a recommendation to the Remuneration Committee on each executive officer’s compensation, except for his own and the Chief Financial Officer’s compensation. Executive officers do not propose or seek approval for their own compensation. Our Chief Executive Officer’s and Chief Financial Officer’s annual performance review is developed by the Remuneration Committee as a whole. For our Chief Executive Officer’s and Chief Financial Officer’s reviews, formal feedback is received from the non-employee directors.

The Remuneration Committee also consults with our Chief Executive Officer and Chief Financial Officer regarding non-executive officer employee compensation and is responsible for approving all awards under our Stock Incentive Plan.

Equity Grant Practices.  We believe that long-term performance is achieved through a culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Accordingly, awards of stock options and restricted stock are a fundamental element in our executive compensation program because they emphasize long-term performance, as measured by creation of shareholder value, and foster a commonality of interest between shareholders and employees. We have granted equity awards through our Stock Incentive Plan which was adopted by our Board of Directors and approved by our shareholders to permit the grant of stock options and other stock-based awards to our employees, directors and consultants. Options granted under the plan vest ratably over a period of five years after grant unless otherwise provided in a particular award agreement and have ten-year terms from the date of grant. In determining the size of an equity award to an executive officer, the Remuneration Committee considers the executive’s then current cash total compensation package (which includes salary, potential bonus and cash incentive plan compensation), any previously received equity awards, the value of the grant at the time of award and the number of shares available for grants pursuant to our Stock Incentive Plan.

We adopted Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payments (“FAS 123R”) at the beginning of fiscal year 2006 and, therefore, record stock-based compensation charges over the vesting term of the equity award. When awarding equity compensation, management and the Remuneration Committee seek to weigh the cost of these grants with their potential benefits as a compensation tool. We believe that combining grants of stock options and restricted stock effectively balances our objective of focusing our employees, including our named executive officers, on delivering long-term value to our shareholders, with our objective of providing value to our employees with the equity awards. Stock options have value only to the extent that our stock price on the date of exercise exceeds the stock price on the date of grant, and thus are an effective compensation tool only if the stock price appreciates during the vesting term. In this sense, stock options are a motivational tool.

No Employment Agreements.  Our executive officers are all employed on an “at will” basis, without employment agreements, severance payment arrangements (except as required by local labor laws), or payment arrangements that would be triggered by a change in control. The absence of such arrangements enables us to terminate the employment of our named executive officers with discretion as to the terms of any severance arrangement that might be provided upon such termination. This is consistent with our performance-based employment and compensation philosophy. We do have restraint of trade agreements with each of our named executive officers. The terms of these agreements provide that upon the termination of the executive’s employment, the executive is restricted, for a period of 24 months, from soliciting business from certain customers, working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business.

Considerations Regarding Tax Deductibility of Compensation.  Section 162(m) of the US tax code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to each of our named executive officers (other than our Chief Financial Officer, to whom these limits do not currently apply). Certain qualified performance-based compensation is not subject to this deduction limit. Our stock option awards under the Stock Incentive Plan have been structured with the intention that the compensation the executives will realize when the stock options are exercised will be qualified performance-based compensation not subject to the limitations imposed by Section 162(m). However, to maintain flexibility in compensating our named executive officers in a manner designed to promote our various corporate goals, it is not a policy of the Remuneration Committee that all executive compensation must be tax-deductible. For example, the bonuses and non-equity incentive compensation payments made to our named executive officers are not qualified performance-based compensation and may be subject to the tax deduction limitations imposed by Section 162(m). Similarly, the restricted stock granted to our named executive officers, the vesting of which is conditioned upon satisfaction of our performance goals, may be subject to the tax deductibility limitations imposed by Section 162(m) because the Remuneration Committee retained flexibility to adjust the performance goals to reflect extraordinary events. The Remuneration Committee believes that the importance of retaining this flexibility outweighs the benefits of tax deductibility.

Compensation Consultants.  Neither we nor the Remuneration Committee have any contractual arrangement with any compensation consultant or used the services of any compensation consultant who has a role in determining or recommending the amount or form of executive officer compensation.

Elements of 2009 Compensation

There are four elements that comprised our compensation program in fiscal 2009: (i) base salary; (ii) cash incentive awards for our Chief Executive Officer and Chief Financial Officer; (iii) bonus for our Chief Financial Officer and our Senior Vice-President — Information Technology and (iv) equity incentive awards for each of our named executive officers. In addition, we cover all costs for security guards for our Chief Executive Officer. We did not provide any other type of compensation, retirement, healthcare, or welfare benefits to any of our named executive officers.

Base Salary.  Salaries for fiscal 2009 were determined in the first quarter of the 2009 fiscal year after a review of our peer group companies described above.

Cash Incentive Awards.  During the second quarter of fiscal 2009, the Remuneration Committee established a cash incentive plan for the Chief Executive Officer and the Chief Financial Officer pursuant to which each of these officers became eligible to receive a cash incentive payment upon the achievement of certain performance targets with respect to the 2009 fiscal year. The cash incentive plan provided for a target cash incentive award of 100% of the executive’s base salary for fiscal 2009, 80% of which was to be based on achievement of the quantitative factors described below and 20% of which was to be based on the level of achievement of the qualitative factors described below.

The cash incentive plan provided that 100% of 80% of the target cash incentive award would be payable if we achieved a 25% increase in “fundamental earnings per share” in fiscal 2009 as compared with fiscal 2008, with a threshold based on the achievement of a 15% increase, with each percentage point increase between 15% and 30% resulting in a payment of 10% of the quantitative portion of the award. While the plan targeted a 100% award to be payable at the 25% threshold, in the event fundamental earnings per share achieved was 30% or greater than fiscal 2008, the quantitative award would be a maximum of 150% of 80% of the respective annual salary. Fundamental earnings per share was to be determined in US dollars and measured as our earnings per share determined in accordance with US generally accepted accounting principles to exclude the effects related to: (i) the amortization of intangible assets; (ii) stock-based compensation charges; and (iii) one-time, large, unusual items as determined in the discretion of the Remuneration Committee. Further, the calculation of fundamental earnings per share would assume no change in our effective tax rate from fiscal 2008. The cash incentive plan provided that 20% of the target cash incentive award was to be based on the following qualitative factors: (i) increasing management depth; (ii) integrating the BGS acquisition and (iii) expanding our foreign operations.

The Remuneration Committee reserved the right to exercise judgment in the final determination of the quantitative portion of the cash incentive award as it recognized that changes in exchange rates between the US dollar, which is our reporting currency, and the South African rand, which is our primary functional currency, could have a substantial impact on our fundamental earnings per share which is reported in US dollars.

After the completion of the 2009 fiscal year, the Remuneration Committee met to discuss 2009 performance and whether and to what extent the cash incentive awards should be paid. The Remuneration Committee determined that the threshold targets to qualify for the minimum quantitative portion of the awards had not been met, largely because of the significant depreciation in the South African rand during fiscal 2009. The Remuneration Committee re-evaluated whether it was appropriate to use US dollar-based results to evaluate performance of the Chief Executive Officer and Chief Financial Officer and determined that it would be more appropriate to use rand-based results because the executives did not have control over currency fluctuations and because most of our revenues and expenses were rand-based. The Remuneration Committee also took into account that at least one peer company specifically excluded currency fluctuations when determining incentive awards. The Remuneration Committee determined to apply a similar percentage increase reference scale used to establish the cash incentive plan but to use a rand-based earnings target adjusted by an additional 5% hurdle to reflect the inflation differential between the United States and South Africa. Accordingly, the earnings increase required to achieve the minimum quantitative portion of the award would be 20%, rather than 15% and the maximum award would be payable at earnings increase of 35%. Based on the 2009 fiscal year 24% increase in rand-based fundamental earnings per share, the Remuneration Committee determined to award 40% of the 80% target quantitative cash incentive award to the Chief Executive Officer and Chief Financial Officer.

With respect to the qualitative portion of the cash incentive award, the Remuneration Committee determined that although good progress had been made in each of the areas to be considered, the level of progress did not warrant the full 20% award. After discussion with management the Committee noted that in addition recognition needed to be given to various other factors including among other things, the renegotiation of the SASSA contract, the BGS acquisition and the financing thereof, the inward listing on the JSE and the sale of the Moneyline business to Finbond Property Finance Limited. Following due consideration the Committee determined to award 75% of the 20% qualitative portion of the cash incentive awards.

Based on the deliberations as described above, the Remuneration Committee approved cash incentive awards of $400,000 and $200,000, to the Chief Executive Officer and Chief Financial Officer, respectively.

Bonus.  Bonuses may be awarded for accomplishments during the previous fiscal year and are designed to be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, management experience and effectiveness. Likewise, with respect to the Chief Executive Officer and the Chief Financial Officer, bonuses may be paid for performance based on factors external to the ones considered in determining the payment of the cash incentive awards described above. Bonuses are determined by the Remuneration Committee with advice from the management directors (in the case of executives other than the Chief Executive Officer and the Chief Financial Officer), based upon the Remuneration Committee’s assessment of the individual’s contributions during the year, compared to, but not limited to, a list of individualized goals previously approved by the executive officers and the Remuneration Committee. The goal of this element of compensation focuses on motivating and challenging the executive to achieve superior, longer term, sustained results.

The Remuneration Committee did not grant any bonus awards in the 2009 fiscal year to our Chief Executive Officer as it was of the opinion that the cash incentive award adequately compensated him. The Remuneration Committee granted a $100,000 bonus to our Chief Financial Officer based on his significant contributions in fiscal 2009, most notably his management of the foreign exchange gain we realized in connection with the BGS acquisition. In addition, our Vice-President — Information Technology received a bonus of $72,000 as a result of his contributions to the successful certification of various payment processing solutions and developing and demonstrating the functionality of the Virtual Card in a live environment and integration of certain UEPS functionality, primarily biometrics, into our DUET offering.

Equity Incentive Awards.  On August 27, 2008 and May 20, 2009, respectively, our executive officers were awarded stock options to purchase an aggregate of 360,000 and 300,000 shares of our common stock under the Stock Incentive Plan as set out in more detail in the Grants of Plan-Based Awards table below at page 27. In addition, employees who were not executive officers received grants of stock options to purchase 200,000 and 260,000 shares on August 27, 2008 and May 20, 2009, respectively. The August 2008 grants were approved at a regularly scheduled meeting of the Remuneration Committee and the May 2009 grants were approved at a special meeting of the Remuneration Committee. The May 2009 grants were made in lieu of the grants that would have been made in August 2009. The Remuneration Committee decided to accelerate the August 2009 awards to May 2009 in recognition of the fact that, due to the significant decline in our stock price resulting from the global economic crisis, the exercise prices of the vast majority of our outstanding stock options were significantly below current market values. The Remuneration Committee believed that this stock price decline negatively impacted the incentivizing purpose of those options. Following considered deliberations at Remuneration Committee meetings in November 2008, February 2009 and in May 2009, the Remuneration Committee decided to accelerate the August 2009 stock option award across all levels of management and avail itself the opportunity to incent and reward a committed management team.

The stock options granted in August 2008 vest in 20% increments on May 8th of 2009, 2010, 2011, 2012 and 2013, and the stock options granted in May 2009 vest in 20% increments on May 8th of 2010, 2011, 2012, 2013 and 2014, in each case so long as the recipient remains employed with us through the applicable vesting date. The vesting provisions of the August 2008 and May 2009 stock option awards are described more fully below the Grants of Plan-Based Awards Table on page 27 of this proxy statement.

With regard to the 2007 performance-based restricted stock awards granted to the Chief Executive Officer and the Chief Financial Officer, the Remuneration Committee determined that the 2009 fundamental earnings per share was less than the amount required to vest the one-third of the stock awards that was scheduled to vest on September 1, 2009 if the requisite performance had been achieved but was also of the view that the one-time $26.7 million foreign exchange gain that was excluded from the earnings calculation had nevertheless provided a significant benefit to us. The Remuneration Committee used its discretion to adjust the earnings targets stated in the restricted stock agreements to take into account unusual or non-recurring events, and therefore determined that the vesting criteria for the Chief Executive Officer and the Chief Financial Officer should be considered to have been met and that one-third of their restricted shares would vest on September 1, 2009.

Security Guards for our Chief Executive Officer.  We provide on-site residential security services for Dr. Belamant consisting of two armed guards. These services are provided based on bona fide business related security concerns and are an integral part of our overall risk management program. The Board believes that provision of these security services is a necessary and appropriate business expense because Dr. Belamant’s personal safety and security are of the utmost importance to us and our shareholders. These security services may be viewed as conveying a personal benefit to Dr. Belamant and as a result, must be reported in the Summary Compensation Table below.

REMUNERATION COMMITTEE REPORT

For the Year Ended June 30, 2009

The Remuneration Committee, which comprises all the independent directors, has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with the Chief Executive Officer, Dr. Serge C.P. Belamant, and the Chief Financial Officer, Herman G. Kotzé. Based on this review and discussion, the Remuneration Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in our Annual Report on Form 10-K and this proxy statement.

Remuneration Committee
Alasdair J.K. Pein
Christopher Stefan Seabrooke
Antony Charles Ball
Paul Edwards
Tom C. Tinsley

Executive Compensation Tables

The following narrative, tables and footnotes describe the “total compensation” earned during fiscal years 2009, 2008 and 2007, as applicable, by our named executive officers. The total compensation presented below in the Summary Compensation Table does not reflect the actual compensation received by our named executive officers or the target compensation of our named executive officers in fiscal 2009. The actual value realized by our named executive officers in fiscal 2009 from long-term equity incentives (options and restricted stock) is presented in the Options Exercised and Stock Vested Table on page 29 of this proxy statement. Target annual incentive awards for fiscal 2009 are presented in the Grants of Plan-Based Awards table on page 27 of this proxy statement. The amounts reflected in the Summary Compensation Table for stock awards and option awards are the non-cash expense recognized by us for financial statement reporting purposes with respect to fiscal 2009, 2008 and 2007 for all such awards, including those granted in prior fiscal years, in accordance with FAS 123R.

SUMMARY COMPENSATION TABLE(1)

The following table sets forth the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our other named executive officer for services rendered during fiscal years 2009, 2008 and 2007.

						Non-
						Equity
						Incentive	All
				Stock	Option	Plan	Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
		($’000)	($’000)	($’000)	($’000)	($’000)	($’000)	Total
Name and Principal Position	Year	(2)	(3)	(4)	(5)	(3)	(6)	($’000)

Dr. Serge Belamant,	2009	850	—	224	354	400	32	1,860
Chief Executive Officer,	2008	850	—	205	88	850	41	2,034
Chairman of the Board and	2007	725	—	—	79	725	39	1,568
Director
Herman Kotzé,	2009	425	100	224	174	200	—	1,123
Chief Financial Officer,	2008	425	—	205	38	319	—	987
Treasurer, Secretary and Director	2007	350	—	—	35	263	—	648
Nitin Soma,	2009	288	72	169	103	—	—	632
Vice-President —	2008	288	72	156	22	—	—	538
Information Technology	2007	230	58	—	20	—	—	308

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to the named executive officers in either fiscal 2009, 2008 or 2007. All other columns have been omitted.

(2)	The applicable amount for each named executive officer is denominated in USD and paid in ZAR at the exchange rate in effect at the time of payment.

(3)	Bonus and non-equity incentive plan compensation represent amounts earned for the fiscal years ended June 30, and were paid in September. The amounts for each executive officer are denominated in USD.

(4)	Represents grants of shares of restricted stock awarded to our named executive officers in August 2007, one-third of which vested on September 1, 2009. One-half of the remaining shares vest on each of September 1, 2010 and 2011. Vesting of the award shares is conditioned upon each recipient’s continuous service through the applicable vesting date and the Company achieving the financial performance target set for that vesting date. See note 14 to the consolidated financial statements included in our Annual Reports on Form 10-K for the years ended June 30, 2006 and 2009 for the relevant assumptions used in calculating grant date fair value under FAS 123R. For further information about these awards, see “Compensation Discussion and Analysis — Elements of 2009 Compensation — Equity Incentive Awards” above.

(5)	Represents actual stock-based plan compensation charge related to stock options granted under the Stock Incentive Plan to our named executive officers. The amounts are valued based on the grant date fair value of the award determined under FAS 123R. See note 14 to the consolidated financial statements included in our Annual Reports on Form 10-K for the years ended June 30, 2006 and 2009 for the relevant assumptions used in calculating grant date fair value under FAS 123R. For further information about these awards, see the Grants of Plan-Based Awards table below.

(6)	Represents costs for security guards for Dr. Belamant, which are paid in ZAR.

GRANTS OF PLAN-BASED AWARDS(1)

The following table provides information concerning awards under our Stock Incentive Plan and non-equity incentive awards granted during fiscal 2009 to each of our named executive officers.

						Equity Incentive Plan Awards
						Number of		Grant
						Securities	Exercise	Date Fair
			Estimated Possible Payouts Under			Underlying	or Base	Value of
			Non-Equity Incentive			Options	Price	Stock and
			Plan Awards(2)			Granted	(Price	Option
	Type of	Grant	Threshold	Target	Maximum	(Number	per Share	Awards
Name	Award	Date	($’000)	($’000)	($’000)	of Shares)	in $)	($’000)(3)

Dr. Serge Belamant	SO	8/27/08				200,000	24.46	1,434
	SO	5/20/09				130,000	13.16	527
	AC	2/05/09	238,000	850,000	1,190,000
Herman Kotzé	SO	8/27/08				100,000	24.46	717
	SO	5/20/09				110,000	13.16	446
	AC	2/05/09	119,000	425,000	595,000
Nitin Soma	SO	8/27/08				60,000	24.46	430
	SO	5/20/09				60,000	13.16	243

SO:	Stock Option

AC:	Annual Cash Incentive

(1)	Includes only those columns relating to grants awarded to the named executive officers in fiscal 2009. All other columns have been omitted.

(2)	In the second quarter of fiscal 2009, the Remuneration Committee approved a cash incentive plan providing for a payment of 100% of Dr. Belamant’s $850,000 annual base salary and 100% of Mr. Kotze’s $425,000 annual base salary, if certain quantitative and qualitative requirements were met for our fiscal 2009 year. The Remuneration Committee determined that Dr. Belamant and Mr. Kotze satisfied a portion of the quantitative requirements and the qualitative requirements to justify a portion of the cash incentive award which was paid in September 2009. See the discussion under “Compensation Discussion and Analysis — Elements of 2009 Compensation — Cash Incentive Awards” for the performance targets established by the Remuneration Committee and the reasons underlying the Remuneration Committee’s determination regarding the payment of the cash incentive awards.

(3)	See note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2009 for the relevant assumptions used in calculating grant date fair value under FAS 123R.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END(1)

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2009. The market value of unvested shares reflected in this table is calculated by multiplying the number of unvested shares by the closing price of $13.59 of our common stock on June 30, 2009, the last trading day of the fiscal year.

						Stock Awards
						Equity	Equity
						Incentive	Incentive
						Plan	Plan
						Awards:	Awards:
						Number	Market
						of	or Payout
						Unearned	Value of
	Option Awards					Shares,	Unearned
		Number				Units or	Shares,
	Number of	of				Other	Units or
	Securities	Securities				Rights	Other
	Underlying	Underlying				That	Rights
	Unexercised	Unexercised		Option		Have Not	That
	Options	Options		Exercise	Option	Vested	Have Not
	(#)	(#)		Price	Expiration	(Number	Vested
Name	Exercisable	Unexercisable		($)	Date	of Shares)	($’ 000)

Dr. Serge Belamant	48,000	32,000	(2)	$22.51	8/24/2016	40,000 (5)	544 (6)
	40,000	160,000	(3)	$24.46	8/24/2018
	—	130,000	(4)	$13.16	5/20/2019
Herman Kotzé	21,000	14,000	(2)	$22.51	8/24/2016	40,000 (5)	544 (6)
	20,000	80,000	(3)	$24.46	8/24/2018
	—	110,000	(4)	$13.16	5/20/2019
Nitin Soma	12,000	8,000	(2)	$22.51	8/24/2016	30,000 (5)	408 (6)
	12,000	48,000	(3)	$24.46	8/24/2018
	—	60,000	(4)	$13.16	5/20/2019

(1)	Includes only those columns that are relevant to the types of awards that remained outstanding as of the end of fiscal 2009.

(2)	One-half of these options vest on each of May 8, 2010 and 2011, respectively.

(3)	One-fourth of these options vest on each of May 8, 2010, 2011, 2012 and 2013, respectively.

(4)	One-fifth of these options vest on each of May 8, 2010, 2011, 2012, 2013 and 2014, respectively.

(5)	Represents restricted stock of which one-third of the award shares vested on September 1, 2009. One-half of the remaining shares vest on September 1, 2010 and 2011. Vesting of the award shares is conditioned upon each recipient’s continuous service through the applicable vesting date and our achieving the financial performance target set for that vesting date.

(6)	Assumes that all performance targets will be met in each year and all shares of restricted stock will vest on each of September 1, 2010 and 2011.

OPTIONS EXERCISED AND STOCK VESTED

The following table shows all stock options exercised and value realized upon exercise by the named executive officers during fiscal 2009.

	Stock Options
	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($’000)(1)

Dr. Serge Belamant	16,670	358
Herman Kotzé	16,670	358
Nitin Soma	—	—

(1)	The value realized in connection with each option exercise is calculated as the difference between the per share exercise price of the option and the closing price of our common stock on the date of exercise, multiplied by the number of shares of common stock for which such option was exercised on that date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

As described above under “Compensation Discussion and Analysis”, we do not have employment, severance or change of control agreements with named executive officers. Accordingly, there would be no compensation, other than that prescribed by local labor laws in the case of unfair dismissal or retrenchment, that would become payable under the existing plans and arrangements if the employment of any of our named executive officers had terminated on June 30, 2009.

We do not have any on-going obligation to provide post-termination benefits to our named executive officers after termination of employment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

We review all relationships and transactions in which we and our directors and named executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Chief Executive Officer and Chief Financial Officer are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and named executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, our Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, our Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Related Party Transactions

Pursuant to the stock purchase agreement, dated July 18, 2005, among the investment entities affiliated with GA, us and certain other parties, GA is entitled to designate one nominee to our Board. This designee is currently Mr. Tinsley. In addition, pursuant to the stock purchase agreement, we granted rights, under certain circumstances and subject to certain limitations, with respect to the registration of our shares held by investment entities affiliated with GA.

AUDIT AND NON-AUDIT FEES

The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte for the fiscal years ended June 30, 2009 and 2008.

	2009	2008
	$‘000	$‘000

Audit Fees	1,352	1,329
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Audit Fees — This category includes the audit of our annual consolidated financial statements, review of financial statements included in our quarterly reports on Form 10-Q, the required audit of management’s assessment of the effectiveness of our internal control over financial reporting and the auditors’ independent audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees — This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” There were no such fees paid in the fiscal years ended June 30, 2009 or 2008.

Tax Fees — This category consists of professional services rendered by Deloitte for tax compliance and tax advice. The services for the fees disclosed under this category include tax return review and technical tax advice. There were no such fees paid in the fiscal years ended June 30, 2009 or 2008.

All Other Fees — There were no such fees paid in the fiscal years ended June 30, 2009 or 2008.

Pre-Approval of Non-Audit Services

Pursuant to our Audit Committee charter, our Audit Committee reviews and pre-approves both audit and non-audit services to be provided by our independent auditors. The authority to grant pre-approvals of non-audit services may be delegated to one or more designated members of the Audit Committee whose decisions will be presented to the full Audit Committee at its next regularly scheduled meeting. During fiscal years 2009 and 2008, all of services provided by Deloitte with respect to fiscal years 2009 and 2008 were pre-approved by the Board and the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of three independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board and available on our website at www.net1.com under the “Investor Relations — Governance” section. The Audit Committee is responsible for overseeing our financial reporting process on behalf of the Board. The members of the Audit Committee are Messrs. Seabrooke, Pein and Edwards. The committee selects, subject to shareholder ratification, our independent registered public accounting firm.

Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and of our internal control over financial reporting and for issuing a report thereon. The committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Deloitte. Our Chief Executive Officer and Chief Financial Officer represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee reviewed and discussed the consolidated financial statements with our Chief Executive Officer and Chief Financial Officer and Deloitte. The Audit Committee discussed with Deloitte the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU § 380), as may be modified or supplemented. These matters included a discussion of Deloitte’s judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.

Deloitte also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and the Audit Committee discussed with Deloitte the firm’s independence. The committee further considered whether the provision by Deloitte of the non-audit services described above is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and Deloitte and the Audit Committee’s review of the representations of management and the disclosures by Deloitte to the Audit Committee, the committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2009, for filing with the SEC.

Audit Committee

Christopher S. Seabrooke, Chairman
Alasdair J. K. Pein
Paul Edwards

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents, as of October 16, 2009, information about beneficial ownership of our common stock by:

•	each person or group of affiliated persons who or which, to our knowledge, owns beneficially more than 5% of our outstanding shares of common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The beneficial ownership percentages set forth below are based on 45,378,397 shares of common stock outstanding as of October 16, 2009. All shares of common stock, including that common stock underlying stock options that are presently exercisable or exercisable within 60 days after October 16, 2009 (which we refer to as being currently exercisable) by each person are deemed to be outstanding and beneficially owned by that person for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by such person, except to the extent applicable law gives spouses shared authority. Except as otherwise noted, each shareholder’s address is c/o Net 1 UEPS Technologies, Inc., President Place, 4th Floor, Corner of Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa.

	Shares of Common
	Stock Beneficially Owned
Name	Number	%

Antony C. Ball(1)	1,365	*
Dr. Serge C.P Belamant(2)	1,991,288	4.4%
Paul Edwards(3)	4,241	*
Herman G. Kotzé(4)	67,666	*
Alasdair J.K. Pein(5)	157,853	*
Chris S. Seabrooke(6)	6,704	*
Nitin Soma(7)	194,002	*
Tom C. Tinsley(8)(9)	6,410,456	14.1%
Investment entities affiliated with General Atlantic LLC(9)	6,409,091	14.1%
Directors and Executive Officers as a group(10)	8,833,575	19.4%

*	Less than one percent

(1)	Represents 1,365 shares of restricted stock, one-third of which vest annually commencing on August 27, 2010. Vesting of the restricted stock is conditioned on Mr. Ball’s continued service as a member of our Board on the applicable vesting date.

(2)	CI Law Trustees Limited for the San Roque Trust dated 8/18/92 owns 725,799 shares of common stock. Dr. Serge C.P. Belamant as proxy of CI Law Trustees has the power to vote all of CI Law Trustees’ shares. The remaining 1,265,489 shares are owned directly by Dr. Belamant and include 26,666 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions described elsewhere in this proxy statement and (ii) options to purchase 88,000 shares of common stock, all of which are currently exercisable.

(3)	Includes 3,746 shares of restricted stock which vest over time and are subject to forfeiture. Vesting of the restricted stock is conditioned on Mr. Edwards’ continued service as a member of our Board on the applicable vesting date.

(4)	Represents 26,666 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions described elsewhere in this proxy statement and options to purchase 41,000 shares of common stock, all of which are currently exercisable.

(5)	Represents 155,124 shares of common stock held by a trust, settled by Mr. Pein and of which he is a beneficiary and 2,729 shares of restricted stock, one-third of which vest annually commencing on August 27, 2009. Vesting of the restricted stock is conditioned on Mr. Pein’s continued service as a member of our Board on the applicable vesting date.

(6)	Includes 5,379 shares of restricted stock which vest over time and are subject to forfeiture. Vesting of the restricted stock is conditioned on Mr. Seabrooke’s continued service as a member of our Board on the applicable vesting date.

(7)	Includes 20,000 shares of restricted stock, the vesting of which is subject to certain financial performance and other conditions described elsewhere in this proxy statement and 24,000 options to purchase shares of common stock, all of which are currently exercisable.

(8)	Includes 1,365 shares of restricted stock, one-third of which vest annually commencing on August 27, 2009. Vesting of the restricted stock is conditioned on Mr. Tinsley’s continued service as a member of our Board on the applicable vesting date. The business address of Mr. Tinsley is 2401 Pennsylvania Avenue NW, Washington DC 20037.

(9)	According to Amendment No. 1 to Schedule 13D, dated June 22, 2006, filed by General Atlantic LLC (“GA”), and its affiliates, General Atlantic Partners 80, L.P. (“GAP 80”), General Atlantic Partners 82, L.P. (“GAP 82”), GapStar, LLC (“GapStar”), GAP Coinvestments III, LLC, (“GAPCO III”), GAP Coinvestments IV, LLC, (“GAPCO IV”), GAPCO GmbH & Co. KG (“KG”), GAPCO Management GmbH, (“GmbH Management”), and GAP Coinvestments CDA, L.P. (“GAPCO CDA”) and supplemental information provided to us by GA, these entities beneficially own, in the aggregate, 6,409,091 shares of common stock. GA is the general partner of GAP 80, GAP 82 and GAPCO CDA. GA is also the sole member of GapStar. GmbH Management is the general partner of KG. The Managing Directors of GA are Steven A. Denning (Chairman), William E. Ford Chief Executive Officer), H. Raymond Bingham, Peter L. Bloom, Mark F. Dzialga, Klaus Esser, Vince Feng, William O. Grabe, Abhay Havaldar, David C. Hodgson, Rene M. Kern, Jonathan Korngold, Christopher G. Lanning, Jeff Leng, Anton J. Levy, Marc F. McMorris, Thomas J. Murphy, Matthew Nimetz, Ranjit Pandit, Andrew C. Pearson, Raul Rai, David A. Rosenstein, Sunish Sharma, Franchon M. Smithson, Oliver Thum, Tom C. Tinsley, Sean Tong, Philip P. Trahanas and Florian P. Wendelstadt (collectively, the “GA Managing Directors”). Mr. Tinsley is a director of the Company. The managing members of GAPCO III and GAPCO IV are GA Managing Directors. The business address of each of the GA Managing Directors (other than Messrs. Esser, Feng, Leng, Tong, Havaldar, Pandit, Rai, Sharma, Thum, Tinsley, Wendelstadt, Bingham and McMorris) is 3 Pickwick Plaza, Greenwich, Connecticut 06830. The business address of Messrs. Esser and Thum is Koenigsallee 62, 40212, Duesseldorf, Germany. The business address of Messrs. Feng, Leng and Tong is Suite 2007-10, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong. The business address of Messrs. Havaldar, Pandit, Rai and Sharma is Room 151, 152 Maker Chambers VI, Naisman Point, Mumbai 400 021, India. The business address of Mr. Wendelstadt is 83 Pall Mall, London, SW1Y 5ES. The business address of Messrs. Bingham and McMorris is 228 Hamilton Avenue, Palo Alto, California 94301.

(10)	Represents shares beneficially owned by the directors and executive officers listed in the table. Includes options to purchase 153,000 shares of common stock, all of which are currently exercisable and 89,736 shares of restricted stock, the vesting of which is subject to certain conditions discussed above.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. We have reviewed such reports received by us and written representations from our directors and executive officers. Based solely on such review and representations, we believe that all filings requirements applicable to our executive officers, directors and more than 10% shareholders were complied with during fiscal year 2009; however we identified one filing that was not made on a timely basis. Dr. Belamant was late in filing one Form 4.

Other Matters

Our Board knows of no other business that will be presented for consideration at the annual meeting. Return of a valid proxy, however, confers on the designated proxy holder’s discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the annual meeting or any adjournment or postponement thereof. It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

Annual Report on Form 10-K

A copy of our annual report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2009 is being distributed along with this proxy statement. We refer you to such report for financial and other information about us, but such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material. It is also available on our website (www.net1.com). In addition, the report (with exhibits) is available at the SEC’s website (www.sec.gov).

Shareholder Proposals for the 2010 Annual Meeting

Qualified shareholders who wish to have proposals presented at the 2010 annual meeting of shareholders must deliver them to us by July 30, 2010, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act.

Any shareholder proposal or director nomination for our 2010 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if we receive it after July 30, 2010. Such proposals and nominations must be made in accordance with Section 2.08 of our Amended and Restated By-Laws. An untimely proposal may be excluded from consideration at our 2010 annual meeting. All proposals and nominations must be delivered to us at our principal executive offices at P O Box 2424, Parklands 2121, Gauteng, South Africa.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, which typically are mailed at the end of October of each year, by notifying us in writing at: Net 1 UEPS Technologies, Inc., P O Box 2424, Parklands 2121, Gauteng, South Africa, Attention: Corporate Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

By Order of the Board of Directors,

Dr. Serge C. P. Belamant
Chairman and Chief Executive Officer

October 28, 2009

THE BOARD HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

Exhibit A

AMENDED AND RESTATED STOCK INCENTIVE PLAN OF
NET 1 UEPS TECHNOLOGIES, INC.

1.  Purpose of the Plan

The Company hereby establishes the Amended and Restated Stock Incentive Plan of Net 1 UEPS Technologies, Inc. (the “Plan”), which is a continuation, and amendment and restatement of the Amended and Restated 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc., which in turn was the successor to the 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. and Its Subsidiaries, as amended. The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.  Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

a. Act:  The Securities Exchange Act of 1934, as amended, or any successor thereto.

b. Affiliate:  With respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

c. Award:  An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

d. Beneficial Owner:  A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

e. Board:  The Board of Directors of the Company.

f. Code:  The Internal Revenue Code of 1986, as amended, or any successor thereto.

g. Committee:  The Board, or such committee of the Board as it shall designate from time to time, in accordance with Section 4.

h. Company:  Net 1 UEPS Technologies, Inc., a Florida corporation.

i. Disability:  Inability of a Participant to perform in all material respects the Participant’s duties and responsibilities to the Company, or any Subsidiary of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee and a Participant (or the Participant’s representative) shall furnish the Committee with medical evidence documenting the Participant’s disability or infirmity which is satisfactory to the Committee.

j. Effective Date:  June 7, 2004.

k. Employment:  The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a consultant, if the Participant is consultant to the Company or its Affiliates and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board.

l. Fair Market Value:  On a given date, (i) if the Shares are registered under Section 12(b) or 12(g) of the Act, and listed for trading on a national exchange or market, the term “Fair Market Value” shall mean, as applicable, (a) the official closing price on the relevant date, the average of the high and low sale price on the relevant date, or the average of the official closing price over a period of up to thirty consecutive days immediately prior to or including the relevant date, as determined in the Committee’s discretion, as quoted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market; (b) the last sale price on the relevant date or the average of the last sale price over a period of up to thirty consecutive days immediately prior to or including the relevant date, as determined in the Committee’s discretion, as quoted on the Nasdaq Capital Market; (c) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Committee’s discretion; or (d) if the Shares are not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Shares, or by such other source, selected by the Committee; provided, however, that if an average of prices over a period of days is not applicable and no public trading of the Shares occurs on the relevant date but the Shares are so listed, then Fair Market Value shall be determined as of the earliest preceding date on which trading of the Shares does occur; and (ii) if the Shares on the relevant date are not listed for trading on a national exchange or market, then Fair Market Value shall be the value established by the Committee in good faith.

m. ISO:  An Option that is also an incentive stock option granted pursuant to Section 6.d of the Plan.

n. LSAR:  A limited stock appreciation right granted pursuant to Section 7.d of the Plan.

o. Other Stock-Based Awards:  Awards granted pursuant to Section 8 of the Plan.

p. Option:  A stock option granted pursuant to Section 6 of the Plan.

q. Option Price:  The purchase price per Share of an Option, as determined pursuant to Section 6.a of the Plan.

r. Participant:  An employee, director or consultant of the Company or a Subsidiary who is selected by the Committee to participate in the Plan.

s. Performance-Based Awards:  Certain Other Stock-Based Awards granted pursuant to Section 8.b of the Plan.

t. Person:  A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

u. Plan:  The Amended and Restated Stock Incentive Plan of Net 1 UEPS Technologies, Inc.

v. Shares:  Shares of common stock, par value $0.001 per share, of the Company.

w. Stock Appreciation Right:  A stock appreciation right granted pursuant to Section 7 of the Plan.

x. Subsidiary:  With reference to the Company, a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.  Shares Subject to the Plan

The total number of Shares which may be issued under the Plan, measured from the Effective Date, is 8,552,580. The maximum number of Shares for which Options, Stock Appreciation Rights, or Other Stock-Based Awards (other than Performance-Based Awards granted pursuant to Section 8.b), in any combination, may be granted during a calendar year to any Participant shall be 569,120 Shares. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse without the payment of consideration may be granted again under the Plan. Shares delivered to the Company as part or full payment for the exercise of an Option or to satisfy withholding obligations upon the exercise of an Option, in each case if permitted by the Committee, may be granted again under the Plan.

4.  Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof, which Committee shall consist, unless otherwise determined by the Board, (i) during any period that the Company is subject to Section 16 of the Act, solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and (ii) during any period that the Company is subject to Section 162(m) of the Code, solely of “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to grant awards consistent with the terms of the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Notwithstanding the foregoing, the Committee shall not, without obtaining prior shareholder approval, modify or amend any outstanding Award, nor grant an Award in substitution for an outstanding Award, if such modification, amendment or substitution results in repricing the Award, within the meaning of Nasdaq Marketplace Rule 5635(c) and IM-5635-1, or any successor provision. The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes, not in excess of the amount necessary to satisfy the statutory minimum withholding amount due, by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant.

5.  Limitations

No Award may be granted under the Plan after June 7, 2019, but Awards granted on or before June 7, 2019 may extend beyond that date.

6.  Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, nonqualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

a. Option Price.  The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

b. Exercisability.  Options granted under the Plan shall vest and become exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted. Unless otherwise provided in an Award agreement, an Option shall vest with respect to twenty percent (20%) of the Shares initially covered by the Option on each of the first, second, third, fourth and fifth anniversaries of the date the Option was granted, subject to the Participant’s continued Employment with the Company and the other terms and conditions of the Plan and the Award agreement.

c. Exercise of Options.  Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, except as otherwise provided in an Award agreement, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full, in accordance with Committee procedures, at the election of the Participant (i) in cash (US dollars) or cash equivalent acceptable to the Committee (including offset against US dollars, if any, owed by the Company to the Participant as of the date of exercise, subject to any required regulatory approval), (ii) if permitted by the Committee, by tender to the Company, or attestation to the ownership, of whole Shares owned by the Participant, including Shares deliverable upon exercise of the Option, (iii) to the extent permitted by the Committee, if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker in a form acceptable to the Committee providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the Shares obtained upon the exercise of the Option, (iv) if permitted by the Committee, with a promissory note in such form as the Committee may specify that bears a market rate of interest and is fully recourse, (v) by any other means acceptable to the Committee, or (vi) by any combination of the foregoing as may be permitted by the Committee, in its sole discretion. Shares tendered in payment of the Exercise Price will be valued at their Fair Market Value as of the date that the exercise occurs. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

d. ISOs.  The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant owns ten percent or more of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or potion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

e. Attestation.  Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

7.  Terms and Conditions of Stock Appreciation Rights

a. Grants.  The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

b. Terms.  The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) the minimum amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. No Stock Appreciation Right shall have a term longer than ten years’ duration.

c. Limitations.  The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

d. Limited Stock Appreciation Rights.  The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Unless the context otherwise requires, whenever the term “Stock Appreciation Right” is used in the Plan, such term shall include LSARs.

8.  Other Stock-Based Awards

a. Generally.  The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). Unless otherwise provided in an Award agreement, Other Stock-Based Awards shall vest with respect to twenty percent (20%) of the Shares initially covered by such Other Stock-Based Award on each of the grant date and the first, second, third and fourth anniversaries of the date such Award was granted, subject to the Participant’s continued Employment with the Company and the other terms and conditions of the Plan and the Award agreement.

b. Performance-Based Awards.  Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted in a manner which is deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share or fundamental earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of Performance-Based Awards that may be granted during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are Options, Options covering 569,120 Shares and (y) with respect to Performance-Based Awards that are not Options, Awards having an aggregate value as of the grant date of $20,000,000. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, to the extent applicable, elect to defer payment of a Performance-Based Award.

9.  Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

a. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spinoff, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee shall make such substitution or adjustment, as it deems to be equitable in its sole discretion and without liability to any person, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant, (iii) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any stock appreciation right and/or (v) any other affected terms of such Awards.

b. In the event a significant corporate transaction, such as sale of voting stock, merger, sale of substantial assets, or other similar corporate event involving the Company, occurs after the Effective Date, (i) if determined by the Committee in the applicable Award agreement or otherwise, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions may automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such corporate transaction, and (ii) the Committee may, but shall not be obligated to, (A) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in such corporate transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights or (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (C) provide that for a period of at least 15 days prior to the consummation of such corporate transaction, such Options shall be exercisable as to all shares subject thereto and that upon the consummation of such corporate transaction, such Options shall terminate and be of no further force and effect. Notwithstanding anything in the Plan to the contrary, in no event shall the Committee exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement is on behalf of a United States taxpayer and constitutes deferred compensation within the meaning of Section 409A of the Code unless, and solely to the extent, that such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision.

10.  No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the Employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.  Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.  Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.  Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 9 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

14.  International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law.

15.  Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws.

16.  Effectiveness of the Plan

The Plan initially became effective June 7, 2004, and was amended by Amendment No. 1 thereto on June 21, 2006. The Plan was then amended and restated on August 24, 2006, subject to shareholder approval, which was obtained on December 1, 2006. The Board has approved the Plan’s second amendment and restatement, as set forth herein, subject to approval of the shareholders of the Company at the 2009 Annual Meeting of the Shareholders or a special meeting of the shareholders at which the Plan, as amended and restated, is presented for approval, provided that any such special meeting is held within twelve months of the date this amended and restated Plan is adopted by the Board.

Net 1 UEPS Technologies, Inc. WO 61048 FOLD AND DETACH HERE Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope. Please mark your votes as THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. indicated in this example X IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3. FOR ALL WITHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS: 2. PROPOSAL TO AMEND AND RESTATE THE 2004 Nominees: 01 Dr. Serge C.P. Belamant STOCK INCENTIVE PLAN. 02 Herman G. Kotze 3. PROPOSAL TO RATIFY THE SELECTION OF 03 Christopher S. Seabrooke DELOITTE & TOUCHE (SOUTH AFRICA) AS THE 04 Antony C. Ball INDEPENDENT REGISTERED PUBLIC 05 Alasdair J.K. Pein ACCOUNTING FIRM FOR THE COMPANY FOR 06 Paul Edwards THE 2010 FISCAL YEAR. 07 Tom C. Tinsley 4. In their discretion upon such other matters as may properly come before INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s the meeting. name in the following space: *Exceptions Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

You can now access your Net 1 UEPS Technologies, Inc. account online. Access your Net 1 UEPS Technologies, Inc. account online via Investor ServiceDirect(ISD). BNY Mellon Shareowner Services, the transfer agent for Net 1 UEPS Technologies, Inc., now makes it easy and convenient to get current information on your shareholder account. View account status View payment history for dividends View certificate history Make address changes View book-entry information Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLink SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE NET 1 UEPS TECHNOLOGIES, INC. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS This proxy is solicited on behalf of the Board of Directors of Net 1 UEPS Technologies, Inc. for the Annual Meeting of Shareholders to be held on November 25, 2009. The undersigned, appoints Dr. Serge C.P. Belamant and Herman G. Kotze, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Net 1 UEPS Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on November 25, 2009, and at any adjournment or postponement thereof, as indicated on the reverse side of this proxy. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, then this proxy will be voted FOR ALL nominees for director and FOR proposals 2 and 3. (Please Sign on Reverse Side) BNY MELLON SHAREOWNER SERVICES Address Change/Comments P.O. BOX 3550 (Mark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250 WO# 61048